Exhibit 99.1

ImmunoGen Reports Recent Progress and Second Quarter 2018 Operating Results

Mirvetuximab Soravtansine Granted Fast Track Designation by FDA

Encouraging Combination Data Reported from FORWARD II Expansion Cohort of Mirvetuximab with Avastin®; Initial Data from Expansion Cohort in Combination with Keytruda® to be Presented at ESMO

$163 Million Net Proceeds from Public Offering Extends Cash Runway

Conference Call to be Held at 8:00 a.m. ET Today

Waltham, Mass. – July 27, 2018 – ImmunoGen, Inc., (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today reviewed recent progress in the business and reported operating results for the quarter ended June 30, 2018.

“During the second quarter, we made significant progress with mirvetuximab soravtansine, highlighted by FDA Fast Track designation for the treatment of platinum-resistant ovarian cancer, and completion of enrollment in our FORWARD I registration study, which positions us well to report top-line data in the first half of 2019,” said Mark Enyedy, ImmunoGen’s President and Chief Executive Officer.  “In addition, we expanded the growing body of clinical data supporting mirvetuximab’s potential to treat a broader population of women with ovarian cancer in combination with other agents. Data from our FORWARD II Avastin and carboplatin cohorts show encouraging clinical activity and tolerability, and support the triplet combination currently in clinical testing. We look forward to presenting additional data for mirvetuximab and Keytruda during 2018 with a poster presentation at ESMO that will describe the initial findings from this expansion cohort. Looking at our earlier-stage pipeline of novel IGN ADCs for hematological malignancies, we expect to report data from our Phase 1 trials of IMGN779 and IMGN632 in the fourth quarter.  Finally, we strengthened our financial position with an upsized and oversubscribed public offering that generated $163 million in net proceeds and extends our cash runway at least a year beyond the Phase 3 readout of FORWARD I.”

CLINICAL PROGRESS

•                  In June, the Company received U.S. Food and Drug Administration (FDA) Fast Track designation for mirvetuximab soravtansine for the treatment of patients with medium to high folate receptor alpha (FRα)-positive platinum-resistant ovarian cancer who received at least one, but no more than three prior systemic treatment regimens, and for whom single-agent chemotherapy is appropriate as the next line of therapy. This designation is intended to facilitate the development and expedite the review of drugs to treat serious and life-threatening conditions.

•                  In June, the Company presented encouraging data from the FORWARD II expansion cohort evaluating mirvetuximab in combination with bevacizumab (Avastin) at the American Society of Clinical Oncology (ASCO) Annual Meeting, which demonstrated anti-tumor activity with durable responses and favorable tolerability in patients with platinum-resistant ovarian cancer.

•                  In May, the Company reported updated data from the FORWARD II dose-escalation cohort evaluating mirvetuximab in combination with carboplatin in patients with recurrent platinum-sensitive ovarian cancer, demonstrating a favorable safety profile along with an increased response rate and more durable benefit after longer-term follow up.

•                  The findings from the carboplatin and Avastin doublets support the ongoing FORWARD II cohort assessing a triplet combination of mirvetuximab plus carboplatin and Avastin in patients with recurrent platinum-sensitive ovarian.

•                  In April, the Company announced it completed patient enrollment ahead of schedule in its FORWARD I Phase 3 trial.

RECENTLY COMPLETED PUBLIC OFFERING

•                  In June, ImmunoGen completed a public offering of its common stock raising total net proceeds of approximately $163 million, after deducting underwriting discounts and offering expenses.

PARTNER UPDATES

•                  In May, Takeda enrolled the first patient in its Phase 1 clinical trial of TAK-164, an ADC integrating ImmunoGen’s IGN payload, in patients with gastrointestinal cancers, which triggered a milestone payment to ImmunoGen.

ANTICIPATED UPCOMING EVENTS

•                  Report initial findings from the FORWARD II expansion cohort of mirvetuximab in combination with pembrolizumab (Keytruda) for 35 patients with medium or high FRα expression at the European Society for Medical Oncology (ESMO) 2018 Congress in October;

•                  Report additional data from IMGN779 Phase 1 dose finding study in 4Q 2018;

•                  Report initial data from IMGN632 Phase 1 dose finding study in 4Q 2018;

•                  Advance ADAM9 ADC program into IND-enabling activities before year-end; and

•                  Report top-line results from Phase 3 FORWARD I trial of mirvetuximab in 1H 2019.

FINANCIAL RESULTS

Revenues for the quarter ended June 30, 2018 were $9.3 million, compared with $39 million for the quarter ended June 30, 2017. License and milestone fees of $1.3 million for the second quarter of 2018 included $1 million and $0.3 million of recognized upfront fees previously received from Novartis and Fusion, respectively, compared to recognition of a $30 million paid-up license fee received from Sanofi and a $1 million Phase 1 milestone received from CytomX for the same quarter in 2017. The Company also received a $5 million milestone from Takeda during the second quarter of 2018 related to the start of Phase 1 testing of TAK-164, which was recorded as of January 1, 2018 as part of the transition to the new revenue recognition rules and is therefore not reflected in revenue in the current period.

Revenues in the second quarter of 2018 included $7.2 million in non-cash royalty revenues, compared with $6.4 million for the same quarter in 2017.  Revenues for the second quarter of 2018 also included $0.4 million of research and development (R&D) support fees and $0.3 million of clinical materials revenue, compared with $0.9 million and $0.6 million, respectively, for the same quarter in 2017.

Operating expenses for the second quarter of 2018 were $48 million, compared with $44.2 million for the same quarter in 2017. The increase was driven by R&D expenses, which increased to $38.7 million in the second quarter of 2018, compared with $35.3 million for the second quarter of 2017. This increase was primarily due to higher clinical trial costs driven largely by continued advancement of the FORWARD I Phase 3 clinical trial and, to a lesser extent, personnel expenses resulting from expanded headcount and stock-based compensation.  General and administrative expenses decreased in the second quarter of 2018 to $8.7 million, compared to $8.8 million in the same quarter of 2017. Operating expenses for the second quarter of 2018 also included a $0.7 million restructuring charge due to the workforce reduction related to the decommissioning of our Norwood facility as previously announced by the Company.

ImmunoGen reported a net loss of $41.6 million, or $0.31 per basic and diluted share, for the second quarter of 2018, compared with a net loss of $8.9 million, or $0.10 per basic and diluted share, for the same quarter last year.

In June 2018, pursuant to a public offering, the Company sold an aggregate of 15.8 million shares of its common stock, with net proceeds to the Company of $162.5 million, after deducting underwriting discounts and offering expenses.

ImmunoGen had $345.1 million in cash and cash equivalents as of June 30, 2018, compared with $267.1 million as of December 31, 2017, and had $2.1 million of convertible debt outstanding in each period.  Cash used in operations was $85.3 million for the first six months of 2018, compared with $8.9 million for the same period in 2017.  The prior period benefited from $55 million of fees received from Sanofi and Debiopharm. Capital expenditures were $2.1 million and $0.8 million for the six months ended June 30, 2018 and 2017, respectively.

FINANCIAL GUIDANCE

ImmunoGen has updated its cash and operating expenses guidance for 2018. ImmunoGen now expects:

•                  cash and cash equivalents at December 31, 2018 between $265 million and $270 million; and

•                  operating expenses between $215 million and $220 million.

Guidance for revenue remains unchanged:

•                  revenues between $60 million and $65 million.

ImmunoGen expects that its current cash combined with the expected cash revenues from partners and collaborators will enable the Company to fund its operations at least a year beyond the top-line results from the Phase 3 FORWARD I trial, which are expected in the first half of 2019.

CONFERENCE CALL INFORMATION

ImmunoGen will hold a conference call today at 8:00 am ET to discuss these results. To access the live call by phone, dial 719-785-1753; the conference ID is 2275763. The call may also be accessed through the Investors section of the Company’s website, www.immunogen.com. Following the webcast, a replay of the call will be available at the same location through August 10, 2018.

ABOUT IMMUNOGEN

ImmunoGen is developing the next generation of antibody-drug conjugates (ADCs) to improve outcomes for cancer patients.  By generating targeted therapies with enhanced anti-tumor activity and favorable tolerability profiles, we aim to disrupt the progression of cancer and offer our patients more good days.  We call this our commitment to “target a better now.”  Our lead product candidate, mirvetuximab soravtansine, is in a Phase 3 study for folate receptor alpha (FRα)-positive platinum-resistant ovarian cancer, and in Phase 1b/2 testing in combination regimens. Our novel IGN candidates for hematologic malignancies, IMGN779 and IMGN632, are in Phase 1 studies. Learn more about who we are, what we do, and how we do it at www.immunogen.com.

This press release includes forward-looking statements based on management’s current expectations. These statements include, but are not limited to, ImmunoGen’s expectations related to: the Company’s revenues and operating expenses for the twelve months ending December 31, 2018; its cash and marketable securities as of December 31, 2018; the occurrence, timing and outcome of potential pre-clinical, clinical and regulatory events related to the Company’s and its collaboration partners’ product programs; and the presentation of preclinical and clinical data on the Company’s and collaboration partners’ product candidates. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause ImmunoGen’s actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of ImmunoGen’s and the Company’s collaboration partners’ research and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies, clinical trials and regulatory processes; ImmunoGen’s ability to financially support its product programs; ImmunoGen’s dependence on collaborative partners; industry merger and acquisition activity; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the year ended December 31, 2017 and other reports filed with the Securities and Exchange Commission.

Avastin® and Keytruda® are registered trademarks of their respective owners.

INVESTOR RELATIONS CONTACT

Sarah Kiely

781-895-0600

sarah.kiely@immunogen.com

MEDIA CONTACT

Courtney O’Konek

781-895-0600

courtney.okonek@immunogen.com

OR

FTI Consulting

Robert Stanislaro

212-850-5657

robert.stanislaro@fticonsulting.com

ImmunoGen, Inc. Reports Financial Results for Quarter and Six Months Ended June 30, 2018

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2018	2017
ASSETS

Cash and cash equivalents	$345,058	$267,107
Other assets	36,026	27,569

Total assets	$381,084	$294,676

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

Current portion of deferred revenue	$1,020	$1,405
Other current liabilities	62,328	54,365
Long-term portion of deferred revenue	80,751	93,752
Other long-term liabilities	147,795	163,049
Shareholders’ equity (deficit)	89,190	(17,895)

Total liabilities and shareholders’ equity (deficit)	$381,084	$294,676

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenues:
License and milestone fees	$1,321	$31,080	$12,861	$49,810
Non-cash royalty revenue	7,242	6,439	14,432	14,052
Research and development support	388	902	771	2,380
Clinical materials revenue	336	599	1,038	1,277

Total revenues	9,287	39,020	29,102	67,519

Expenses:
Research and development	38,701	35,319	83,532	68,207
General and administrative	8,652	8,836	18,647	16,955
Restructuring charge	686	—	2,417	386

Total operating expenses	48,039	44,155	104,596	85,548

Loss from operations	(38,752)	(5,135)	(75,494)	(18,029)

Non-cash interest expense on liability related to sale of future royalty & convertible bonds	(2,611)	(3,501)	(5,657)	(7,076)
Interest expense on convertible bonds	(23)	(1,125)	(47)	(2,250)
Other (loss) income, net	(238)	894	961	1,143

Net loss	$(41,624)	$(8,867)	$(80,237)	$(26,212)

Net loss per common share, basic and diluted	$(0.31)	$(0.10)	$(0.61)	$(0.30)

Weighted average common shares outstanding, diluted	134,384	87,174	132,512	87,167